Location Based™

TECHNOLOGIES

YOUR WORLD LOCATED

February 2008

Company Overview

Location Based Technologies, Inc., based in Anaheim, Calif., is a leading edge developer and provider of personal locator devices and services utilizing patented, proprietary technologies to enhance and enrich the lives of families globally.

Our trading symbol is: LBAS.ob

The company provides both switch and network-based products that utilize wireless data services, voice recognition and location-based tracking capabilities.

LBT's business is helping families stayed connected and to enhance the way we coordinated with one another – children, elderly or your loved pet.

Our PocketFinder family of products will help optimize life by simplifying the challenges of time management, coordination, and safety.

Our expected primary market, kids, evolved from the desire of parents to ensure the safety and well-being of their children in a world filled with ever-increasing threats. The PocketFinder will help provide "peace of mind" when you have the ability to check, almost instantaneously, on where your loved ones are – at anytime and from almost anywhere.

Secondary markets will include: pet owners, medical and elder care providers, campers, hikers, backpackers, adventure seekers, extreme sports enthusiasts, freight and cargo carriers, delivery services, vehicle finance companies, auto dealerships, law enforcement agencies, military organizations, and individuals wishing to track valuable personal items.

Our Goals

Link People Through Technology Tm

Provide “Peace of Mind” anytime from almost anywhere

Offer global market appeal to both families and retailers

pocketfinder

Why PocketFinder

38,000,000 children 5 to 13 years old in the US

42,000,000 children 5 to 13 years old in the EU

4,000,000 children 5 to 13 years old in Canada

70,000,000 pets in the US

"Your go-anywhere personal **locator** that's virtually indestructible."



Product Drivers

- Life is more congested and personal safety is less predictable
- Single parent and dual income families are no longer home to ensure that the children are where they are supposed to be
- Time management, coordination and safety are more important than ever

A study, in partnership with Honeywell and the National Center for Exploited and Missing Children (NCMEC) found that the #1 concern of parents with children under 12 was: that their child would be lost or abducted.

Launch Products


pocketfinder
Portable GPS Personal Locator


pocketfinder pets
Portable GPS Pet Locator

- Initial MSRP: $129.95 and Monthly Service: $12.95
- No Annual Service Contracts - Use it only for as long as you need it.

Product Definition

PocketFinder and PocketFinder Pets

- Designed to enhance the safety and security of families
- Device locate accuracy is within 3 meters
- Device encased in a waterproof and shockproof, polymer plastic
- Device is “passive” with no on/off switch or lights
- Device location lookup provided in “real time”
- Device “bread crumb” history available online
- Device has a High Impact Alert system which measures force
- Device battery life is 7 to 10 days with a “low power” auto-alert notification
- Special HomeZone™ with last location recording and parental notification if the device travels outside of the “safety zone”
- 24/7 multiple access points: via the Internet or from a phone for location requests

Size

Diameter: 50 mm
Thickness: 14 mm
Weight: 1.7 ounces

